EXHIBIT 10.12

                         SERVICES AGREEMENT

     This Services Agreement (this "Agreement") is made and entered into as of January 1, 1995, by and among LXE Inc., a Georgia corporation ("LXE"), Electromagnetic Sciences, Inc., a Georgia corporation ("ELMG"), and EMS Technologies, Inc., a Georgia corporation ("EMST") (ELMG and EMST are collectively referred to herein as "EMS," except that references to "EMS" shall be to ELMG or EMST individually as appropriate in the context of a particular reference).

WHEREAS, certain officers of LXE are employees of ELMG and are compensated on a full-time basis by ELMG; and

WHEREAS, LXE and EMS wish to provide for the payment by LXE of its appropriate share of the compensation of such officers, and LXE further desires that EMS perform certain administrative and other services related to LXE's business, all subject to the terms and conditions hereinafter set forth, which terms and conditions are satisfactory to EMS.

NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto, the parties hereby covenant and agree as follows:

                         ARTICLE I
                         SERVICES

     1.1 General. The services set forth in this Article I shall be provided from time to time as. and to the extent, reasonably required by LXE.

     1.2 Certain Definitions. For the purposes hereof:

     (a) "Compensation Costs" shall mean (i) the actual cost to EMS (net of such costs otherwise allocated to third parties) of the direct salary and bonus compensation of the subject personnel, plus (ii) a pro rata share of employment taxes, personal insurance and similar benefits, and retirement plan expense incurred by EMS (to the extent not otherwise separately calculated for each employee, such expenses described in (ii) shall be allocated according to the proportion that such direct compensation expense bears to the total of direct compensation expense, excluding overtime, incurred by EMS). Unless otherwise specified herein, the Compensation Costs of providing a specified service to LXE shall mean the Compensation Costs of the personnel providing such services, allocated to LXE based on estimates made by EMS, in good faith and with a reasonable basis, of the hours so devoted by each such person, or the portion of each such person's total available hours so devoted.

     (b) "Overhead Costs" shall include all costs, other than Compensation Costs or other costs specifically identified in and allocated by this Agreement, incurred by EMS in connection with employing the subject personnel, and with providing such personnel with necessary services, supplies, facilities and equipment, such costs including, but not being limited to, costs of providing and maintaining office space, office equipment, and supporting services.

     1.3 Accounting Services.

     (a) Services. Subject to the terms hereof, EMS shall provide services with respect to LXE's general ledger, accounts payable, travel and travel accounting, cash management, monthly and annual financial statements, Securities and Exchange Commission reporting, financial analysis, state and federal tax obligations, financial control, and regular and special internal financial reporting.

     (b) Compensation. As compensation for services provided pursuant to this Section 1.3, LXE shall pay to EMS the Compensation Costs (plus 9% thereof as Overhead Costs) incurred by EMS in providing such services to LXE. For individuals set forth on the schedule (the "Schedule") maintained by the Chief Financial Officer of ELMG and provided to the Audit Committee of the LXE Board of Directors (the "Committee"), the allocation factors for determining such Compensation Costs are, as of the date of execution hereof, as so set forth.

     1.4 Personnel Services.

     (a) Services. Subject to the terms hereof, EMS shall provide to LXE services with respect to the selection, employment, evaluation, promotion, benefit plan administration, counseling and motivation, and termination of employees.

     (b) Compensation. As compensation for services provided pursuant to this Section 1.4, LXE shall pay to EMS the Compensation Cost of employees dedicated exclusively to providing services to LXE, plus 9% thereof as Overhead Costs. In addition, LXE shall pay to EMS (i) 48% of the Compensation Costs of the Personnel Manager, plus 9% thereof as Overhead Costs, plus (ii) the applicable percentage of the aggregate Compensation Costs (plus such Overhead Costs) incurred by EMS with respect to other personnel providing such services for EMS and LXE, plus the applicable percentage of any costs of employee publications, social events and similar incidental employee benefits not included in Overhead Costs and in which LXE employees participate on an equal per capita basis with EMS employees. For the purposes of this paragraph, the applicable percentages for services provided by individuals set forth on the Schedule are, as of the date of execution hereof, as so set forth; for any other individuals subsequently employed in or transferred into providing such services, and for such other costs, the applicable percentage shall be 48%, which is the percentage that (x) the projected average number of LXE employees during the period covered by this Agreement constitutes of (y) the projected average aggregate number of EMS and LXE employees during such period.

     1.5 Facilities Operation and Maintenance Services.

     (a) Services. Subject to the terms hereof, EMS shall provide services related to the operation and maintenance of physical facilities occupied by LXE, including mechanical, electrical and telephone systems and adjoining grounds, and mailroom services.

     (b) Compensation. As compensation for services provided pursuant to this Section 1.5, LXE shall pay to EMS the Compensation Costs of employees dedicated exclusively to providing such services to LXE, plus 9% thereof as Overhead Costs. In addition, LXE shall pay to EMS, with respect to personnel whose services are provided jointly with respect to facilities occupied by EMS and those occupied by LXE, the applicable percentage of the aggregate Compensation Costs (plus 9% Overhead Costs) attributable to such personnel.


     For the purposes of this paragraph, the applicable percentages for services provided by individuals set forth on the Schedule are, as of the date of execution hereof, as so set forth; for any other individuals subsequently employed in or transferred into providing such services the applicable percentage shall be 43.5%, which is the percentage that (x) the square footage of the building space occupied by LXE constitutes of (y) the total square footage of the building space occupied by EMS and LXE (except that for mailroom services the applicable percentage for any individuals providing such services and not set forth on the Schedule shall be 50%).

     1.6 Data Processing Services.

     (a) Services. Subject to the terms hereof, EMS shall provide to LXE electronic data processing services related to LXE's business, including such services with respect to LXE's general ledger and financial statements, accounts payable, invoicing and accounts receivable, personnel. inventory and engineering design activities.

     (b) Compensation. As compensation for services provided pursuant to this Section 1.6, LXE shall pay to EMS the following amounts:

          (i) With respect to personnel providing services jointly to LXE and EMS, the Compensation Costs (plus 9% thereof as Overhead Costs)incurred by EMS in providing such services to LXE (for the individuals set forth on the Schedule, the allocation factors for determining such Compensation Costs are, as of the date of execution hereof, as so set forth);

          (ii) With respect to hardware and software dedicated exclusively to providing such services, (x) the actual depreciation incurred thereon for financial reporting purposes,
(y) the actual cost of third-party maintenance and support services with respect thereto, and (z) 8% of the average book value thereof as payment for the interest cost of acquiring and holding such hardware and software; and

          (iii) With respect to hardware and software used jointly by EMS and LXE, 50% of (x) the depreciation incurred by EMS thereon for financial accounting purposes, (y) the actual cost of third-party maintenance and support services with respect thereto, and (z) 8% of the average book value thereof as payment for the interest cost of acquiring and holding such hardware and software.

     (c) Safeguarding Data. EMS will maintain safeguards to protect against the distribution, loss or alteration of LXE's data files, such safeguards to be no less rigorous than those maintained by EMS with respect to its own data files.

     (d) Right to Use Software Programs. EMS warrants that it has, or at the time of delivery of services pursuant to this
Section 1.6 will have, all rights, licenses and third-party consents necessary to provide such services. All software and computer equipment utilized in providing such services shall remain the property of EMS, but all data files related to LXE's business shall be the exclusive property of LXE and EMS shall have no rights or interest therein.

     1.7 Investor Relations Services.

     (a) Services. Subject to the terms hereof, EMS shall provide to LXE services related to maintaining favorable relations between LXE and its public shareholders, including but not limited to: responding to investor inquiries; maintaining communications with analysts, market makers and other financial intermediaries; organizing the Annual Meeting of LXE's shareholders; and preparing press releases and annual and quarterly reports to LXE's shareholders.

     (b) Compensation. As compensation for services provided pursuant to this Section 1.7, LXE shall pay to EMS the Compensation Costs of providing such services, plus 9% thereof as Overhead Costs, plus any direct postal, printing, supply and other costs incurred by EMS in providing such services. For the individual set forth on the Schedule, the allocation factor for determining such Compensation Costs is, as of the date of execution hereof, as so set forth.

     1.8 Engineering Design Services.

     (a) Services. Subject to the terms hereof, EMS shall provide to LXE engineering services with respect to the design of LXE's products and production processes.

     (b) Compensation. As compensation for services provided pursuant to this Section 1.8, LXE shall pay to EMS the Compensation Costs of providing such services, plus standard EMS burden rates, determined by reference to the number of hours devoted to such services as evidenced by EMS's standard engineering job cost allocation procedures.

     1.9 Use of Copying Equipment. LXE shall compensate EMS for its usage of copying machines owned and operated by EMS, the cost of which is not otherwise included as Overhead Costs otherwise compensable hereunder, in an amount equal to the applicable percentage of the aggregate cost of leasing and operating such machines not otherwise treated as Overhead Costs hereunder. For the purposes of this Section, the applicable percentage shall be the percentage that (x) such usage of such machines for the benefit of LXE constitutes of (y) the aggregate usage thereof for the benefit of EMS and LXE.

     1.10 Compensation of Shared Officers. In the case of officers of ELMG or EMST who are officers of or who otherwise provide services to LXE, LXE shall reimburse EMS the applicable percentage of the Compensation Costs of such officers, exclusive of any portion thereof allocated between LXE and EMS pursuant to any other provision hereof, plus 9% thereof as Overhead Costs. For the purposes of this Section, the applicable percentage for the individuals set forth on the Schedule are, as of the date of execution hereof, as so set forth; for any other ELMG or EMST officer subsequently designated to provide services to LXE, the applicable percentage shall be determined by EMS, acting in good faith and with a reasonable basis, after consideration of the roles, time commitments and contributions of any such officer and the nature and relative levels of business activity of EMS and LXE.

     1.11 Adjustments and Approvals. Any applicable percentage or allocation factor contemplated under this Article I may be appropriately adjusted by EMS, acting in good faith and with a reasonable basis, in the event such percentage or factor otherwise in effect does not result in a reasonable allocation of any individual's aggregate Compensation Costs or of any other cost. Any such adjustment, and any initial determination by EMS pursuant to Section 1.10 of a new officer's applicable percentage, shall be reported to and subject to approval by the Committee, except that such reporting of any such adjustments causing a net additional cost to LXE of less than $25,000 may be deferred until after the expiration date specified in Section 2.9.

                            ARTICLE II
                         GENERAL MATTERS

     2.1 Third-Party Services and Suppliers. EMS shall be entitled to engage third parties to provide services or supplies reasonably necessary for or incidental to rendering services hereunder. To the extent feasible, ail such third parties shall submit invoices to LXE for payment by LXE. In circumstances in which such direct invoicing is not feasible, the cost of such services or supplies will be allocated between LXE and EMS on a basis determined by EMS in good faith and with a reasonable basis to fairly reflect the respective benefits thereof to EMS and LXE.

     2.2 Payment Terms and Accounting Periods. Payment of amounts owed hereunder shall be made by LXE within fifteen days of receipt of accounting data setting forth such charges. Charges may be rendered not more frequently than monthly. EMS shall provide such additional information supporting and setting forth the calculation of such charges as LXE shall reasonably request.

     2.3 Confidentiality of Information. EMS agrees that all information, not otherwise publicly available, communicated to it by or on behalf of LXE while this Agreement is in force shall be used by EMS only for the purposes of this Agreement and that, during the term of this Agreement and thereafter, EMS will not disclose such information to any person who is not a director, officer or authorized employee or agent of LXE except to the extent that such disclosure is reasonably required in the performance of this Agreement or is otherwise required by applicable law.

     2.4 Records and Reports. All forms, records, statements, reports, files and other data and information prepared, maintained or collected by EMS in connection with the performance of this Agreement shall be the sole property of LXE, except insofar as such data and information pertain to calculations of amounts owed hereunder to EMS, or to maintaining records of, or monitoring the services provided hereunder and payment therefor. Such items that are the property cf LXE shall be furnished by LXE upon reasonable request.

     2.5 Inspection of Books and Records. EMS shall keep proper books of account and records relating to the services performed hereunder in which full and accurate entries will be made in accordance with generally accepted accounting procedures. LXE or its designated agents shall have the right to inspect such books and records at the offices of EMS during normal business hours for purposes relating solely to EMS's performance of this Agreement or the determination of the fees required to be paid by LXE to EMS hereunder.
     2.6 Performance. The failure of any party to insist upon strict performance of any provision of this Agreement shall not constitute a waiver of either the right to insist upon strict performance or the obligation to strictly perform thereafter.

     2.7 Relationship of Parties. It is expressly understood and agreed that, with respect to and for the purposes of this Agreement, EMS and LXE are not partners or joint venturers and nothing herein shall be construed so as to make them partners or joint venturers or to impose any liability as such on either of them. The relationship of EMS to LXE with respect to and for the purposes of this Agreement is and shall be that of independent contractor.

     2.8 Responsibility and Indemnification.

     (a) Responsibility and Indemnification by EMS. EMS's responsibility hereunder shall be to provide services in accordance with the terms hereof in good faith. EMS agrees to indemnify, defend and hold harmless LXE from damages, costs (including reasonable costs of investigation or defense), claims or other liabilities incurred by LXE as a result of any act or omission by EMS in the performance of its duties hereunder if such act or omission constituted bad faith, willful malfeasance, gross negligence or reckless disregard by EMS of its duties.

     (b) Indemnification by LXE. LXE agrees to indemnify, defend and hold harmless EMS from and against damages, costs (including reasonable costs of investigation or defense), claims or other liabilities incurred by EMS in connection with the performance of its duties hereunder, except to the extent that such damages, costs, claims or other liabilities are the result of actions of EMS constituting bad faith, willful malfeasance, gross negligence or reckless disregard of its duties.

     2.9 Term of Agreement. This Agreement shall remain in full force and effect through December 31, 1995.

     Upon termination, LXE shall immediately pay EMS all sums due hereunder through the date of termination for the performance of services and EMS shall promptly upon request deliver to LXE or its designee all forms, records, statements, files, reports and other data and information that is the property of LXE.


                           ARTICLE III
                          MISCELLANEOUS

     3.1 Entire Agreement. This Agreement contains the entire understanding of the parties hereto and supersedes all prior agreements with respect to the subject matter contained herein.

     3.2 Amendments. This Agreement shall not be amended, changed, modified, terminated or discharged in whole in part, nor shall any provision hereof be waived, except by an instrument in writing duly executed by both parties hereto, or by their respective successors or assigns.

     3.3 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

     3.4 Severable Provisions. If any provision of this Agreement shall be determined to be invalid, such invalidity shall not affect the remaining provisions of this Agreement, and all other provisions hereof shall remain in full force and effect.

     3.5 Notices. Except as otherwise provided herein, any notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when actually delivered (by courier, facsimile transmission, personal delivery, or otherwise) to the following addresses (or to such other address as EMS or LXE may specify in writing):

     If to EMS, to:

     Electromagnetic Sciences, Inc.
          and/or
     EMS Technologies, Inc.
     660 Engineering Drive
     Technology Park/Atlanta
     Norcross, Georgia 30092
     Attention: President
     Facsimile: 770-447-4397

     If to LXE, to:

     LXE Inc.
     303 Research Drive
     Suite 144
     Norcross, Georgia 30092
     Attention: President
     Facsimile: 770-447-4405

     3.6 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Georgia.

     3.7 Assignment. This Agreement shall not be assigned by either party hereto without the prior written consent of the other. party.

     3.8 Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original hereof, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the 31 day of August 1995, to be effective the 1st day of January, 1995.

                              LXE INC.

                              By: /s/ John J. Farrell, Jr.
                              Name: John J. Farrell, Jr.
                              Title: President
ATTEST:

/s/ William S. Jacobs
Secretary

                              ELECTROMAGNETIC SCIENCES, INC.

                              By: /s/ Thomas E. Sharon
                              Name: Thomas E. Sharon
                              Title: President and Chief
                                     Executive Officer
ATTEST:
/s/ William S. Jacobs
Secretary

                              EMS TECHNOLOGIES, INC.

                              By: /s/ Jeffrey A. Leddy
                              Title: President

ATTEST:

/s/ William S. Jacobs
Secretary